UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. ___)*


                           VALLEY MEDIA, INC.

                                (Name of Issuer)


                      Class A Common Stock, $.01 par value
                         (Title of Class of Securities)


                                    91972C106

                                 (CUSIP Number)


                                December 28, 2001
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








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CUSIP NO. 91972C106                   13G                      PAGE 2 OF 5 PAGES
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1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Giordano DellaCamera Securities, LLC.

          06-1569801
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2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                        (a) [ ]
                                                                        (b) [X]
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3.        SEC USE ONLY


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4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware
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                    5.         SOLE VOTING POWER
     NUMBER OF                 770,100
      SHARES        ------------------------------------------------------------
   BENEFICIALLY     6.         SHARED VOTING POWER
     OWNED BY                  0
       EACH         ------------------------------------------------------------
    REPORTING       7.         SOLE DISPOSITIVE POWER
      PERSON                   770,100
       WITH         ------------------------------------------------------------
                    8.         SHARED DISPOSITIVE POWER
                               0
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9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          770,100
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10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(See
          Instructions)
                                                                            [ ]
- ------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          8.94 %
- ------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
          BD
- ------------------------------------------------------------------------------






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CUSIP NO. 91972C106                   13G                      PAGE 3 OF 5 PAGES
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ITEM 1(a).        NAME OF ISSUER.
                  Valley Media, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
                  1280 Santa Anita Court
                  Woodland, California  95776

ITEM 2(a).        NAMES OF PERSON FILING.
                  Giordano DellaCamera Securities, LLC

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.
                  1234 Summer Street, Suite 101
                  Stamford, CT 06905

ITEM 2(c).        CITIZENSHIP.
                  State of Delaware

ITEM 2(d).        TITLE OF CLASS OF SECURITIES.
                  Class A Common Stock, $.01 par value

ITEM 2(e).        CUSIP NUMBER.
                  91972C106

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
         (c), CHECK WHETHER THE PERSON FILING IS A:

    (a)[X] Broker or dealer registered under Section 15 of the Exchange Act.

    (b)[ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

    (c)[ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

    (d)[ ] Investment company registered under Section 8 of the Investment Company Act.

    (e)[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f)[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g)[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h)[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i)[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

    (j)[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


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CUSIP NO. 91972C106                   13G                      PAGE 4 OF 5 PAGES
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ITEM 4.           OWNERSHIP.

                  (a)  Amount beneficially owned:  770,100 shares

                  (b)  Percent of class:  8.94 %

                  (c)  Number of shares as to which the person has:

                       (i)   Sole power to vote or to direct the vote: 770,100
                       (ii)  Shared power to vote or to direct the vote:  0
                       (iii) Sole power to dispose or to direct the disposition
                             of:  770,100
                       (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Inapplicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Inapplicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Inapplicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Inapplicable.

ITEM 10.          CERTIFICATIONS.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





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CUSIP NO. 91972C106                    13G                      PAGE 5 OF 5
PAGES
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                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 2, 2002


                                     GIORDANO DELLACAMERA SECURITIES, LLC.


                                  By:  /s/  James R Giordano
                                     -------------------------------------
                                      Name:  James R Giordano
                                      Title: President